Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment to Form S-3

(Form Type)

Ventyx Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	(1)(2)	(3)	(3)
	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)	(1)(2)	(3)	(3)
	Debt	Debt Securities	Rule 457(o)	(1)(2)	(3)	(3)
	Other	Warrants	Rule 457(o)	(1)(2)	(3)	(3)
	Other	Units	Rule 457(o)	(1)(2)	(3)	(3)
	Unallocated (Universal) Shelf	(1)	Rule 457(o)	(1)(2)	(3)	$199,999,975	$0.0001476	$29,520

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	N/A	N/A	$100,000,025	$0.0001102	$11,020

	Total Offering Amounts					$300,000,000		$40,540

	Total Fees Previously Paid							$11,020(4)

	Total Fee Offsets							N/A

	Net Fee Due							$29,520

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or other securities of the registrant, and (e) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant, as shall have an aggregate initial offering price not to exceed $300,000,000. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

The registrant previously paid a fee of $11,020 related to $100,000,025 of the registrant’s common stock that may be issued and sold under a sales agreement with Jefferies, LLC, which is applied to the registrant’s total registration fee.